Exhibit 99.2

News Release

Investor Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Announces Agreement with Future Claims Representative in ACRP,
Initiates Quarterly Dividend

CHARLOTTE, N.C., January 13, 2015 -- EnPro Industries, Inc. (NYSE: NPO) today announced that it and its Garlock Sealing Technologies (GST) subsidiary have reached agreement with the court-appointed legal representative of future asbestos claimants (the FCR) in GST’s Asbestos Claims Resolution Process (ACRP). The agreement includes a revised plan of reorganization that, if approved by the Bankruptcy Court and implemented, will provide certainty and finality to the expenditures necessary to resolve all current and future asbestos claims against GST and against its Garrison Litigation and Anchor Packing subsidiaries. The FCR has agreed to support, recommend and vote in favor of the amended plan, which provides generous payments to all claimants with a compensable disease and meaningful contact with GST’s asbestos-containing products during the course of their working careers. EnPro estimates the current after-tax, net present value of the revised plan to be $205 million, with a maximum after-tax, net present value of $236 million. EnPro expects an additional pre-tax amount of $12 million to be paid to non-asbestos creditors and to claimants who prove they have a contractual right to payment of asbestos claims that were settled but unpaid when GST entered into bankruptcy on June 4, 2010.

EnPro says that it expects continued opposition from the committee representing current asbestos claimants (the Asbestos Claimants Committee or ACC) and their law firms. GST estimates it could take 15 to 24 months from now to reach confirmation. ACC appeals could delay conclusion of the case further.

A total of $357.5 million will be required to fund the resolution of all asbestos claims under the revised plan. The total includes $250 million to be contributed at the effective date of the plan and $77.5 million to be contributed over the following seven years. These funds will be available to pay asbestos claimants who meet qualifying disease and exposure criteria and elect to accept the offered settlements, and to pay for related administrative fees. The revised plan provides an initial $30 million at the effective date to cover the litigation costs that will arise if claimants elect to forego their settlement options in favor of litigating in federal court. The plan also calls for a contingent guarantee that could provide additional litigation funding if necessary over a 40-year period. However, EnPro believes that if the plan works as envisioned and claimants act in their economic best interests, the guarantee (which has a current after-tax, net present value of $31 million), will prove to be largely unnecessary.

EnPro anticipates that payments to the settlement and litigation facilities, which will be paid primarily from GST cash balances and remaining insurance, will be deductible against U.S. taxes. It will seek an IRS determination to that effect. EnPro will guarantee all deferred payments to the plan.

Steve Macadam, EnPro’s President and CEO, said, “We are pleased to announce this agreement with Joe Grier, the independent, court-appointed representative of all future asbestos claimants. These claimants make up a majority of individuals who are expected to file asbestos claims against GST, and we are confident this agreement with their representative will lead to the certainty and finality that we and GST seek in this process. The revised plan is true to the principles underlying Judge Hodges’ estimation decision last January but pays significantly more dollars to claimants, ensuring it will be attractive to them and ultimately bring closure to the ACRP.”

In conjunction with this development, EnPro also announced today its Board of Directors has adopted a policy under which it intends to declare regular quarterly cash dividends on shares of EnPro’s common stock. EnPro will pay an initial quarterly dividend of $0.20 per share on March 16, 2015 to shareholders of record at the close of business on March 2, 2015. On an annualized basis, this dividend payment equates to a payout yield of 34% of adjusted earnings per share for the twelve months ended September 30, 2014. A reconciliation of adjusted earnings per share to GAAP earnings per share is provided in a table attached to this release. EnPro will review the dividend policy regularly and any future dividends will be at the discretion of its Board of Directors after taking into account its cash flow, earnings, financial position and other relevant matters.

“Initiating a quarterly cash dividend is another important milestone for EnPro Industries as we continue to successfully navigate the asbestos claims resolution process and move towards a more sustainable, long-term model of disciplined, efficient capital allocation. Beginning with the favorable court ruling last January, followed by our successful entry into the debt capital markets, and now with GST’s agreement with the FCR and the initiation of a dividend, we have demonstrated our ability to access capital, grow our businesses in an unencumbered way and thoughtfully return capital to shareholders to the extent it exceeds our anticipated needs for internal capital and growth investment,” said Macadam.

EnPro will host a conference call tomorrow, January 14, 2015, at 10:00 a.m. to provide further details about the dividend, the agreement with the FCR, the plan and the process ahead and to answer questions from investors and analysts.

Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 64167761. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Forward Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that GST may be unable to obtain necessary Bankruptcy Court approval of the plan, the actions and decisions of creditors and other third parties that have an interest in the bankruptcy proceedings, the terms and conditions of any reorganization plan that is ultimately approved by the Bankruptcy Court, delays in the confirmation or effective date of a plan of reorganization due to factors beyond GST's control, and risks and uncertainties affecting the ability of GST, EnPro and EnPro’s Coltec Industries subsidiary to fund anticipated contributions under the plan as a result of adverse changes in their results of operations, financial condition and capital resources, including as a result of economic factors beyond their control. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2013 and Form 10-Q for the period ended June 30, 2014, describe other risks and uncertainties. Except as may be required by law, we do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Amounts presented as “net present value” and “after-tax, net present value” in the press release are measured from January 1, 2015 and are based on various assumptions, including a discount rate of 6%, a U.S tax rate of 35% and the tax deductibility of payments to the settlement and litigation facilities. Accordingly, the amounts presented as “net present value” and “after-tax, net present value” may differ if a different discount rate or tax rate is applied. It is not certain whether payments to the settlement and litigation facilities are deductible against US taxes.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Reconciliation of Adjusted Earnings Per Share to Earnings Per Share
(Unaudited)

For the Twelve Months Ended September 30, 2014

Adjusted earnings per share	$2.33
Adjustments (net of tax):
Restructuring costs	(0.08)
Loss on exchange of debt	(0.24)
Environmental reserve adjustment	(0.02)
Interest expense and royalties with GST	(0.77)
Other	(0.04)
Tax accrual adjustments	(0.02)
Impact of shares deliverable under outstanding convertible debenture hedge	(0.23)
Impact	(1.40)
Earnings per share	$0.93

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying the Company's tax rate to the pre-tax amount. The interest expense with GST is included in interest expense, and the restructuring costs, loss on exchange of debt, environmental reserve adjustment and other are included as part of other operating expense and other expense. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods. The impact of shares deliverable under outstanding convertible debenture hedge represents the per share effect of the call options purchased to reduce the potential dilution to our common shareholders from the conversion of our convertible debentures. For accounting purposes, the call options are excluded from the GAAP diluted earnings per share computation because they are antidilutive. They will mature and the corresponding value will be realized in October 2015.

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